Filed Pursuant To Rule 433

Registration No. 333-217785

October 3, 2017

GOLD SPDR GOLD SHARES (GLD®) The Award-Winning Gold ETF As the world’s largest and most liquid gold ETF, GLD® offers global investors an easy, flexible and relatively cost-efficient way to invest in gold. Widely recognized by investors and the industry, GLD was recently awarded: Best ETF Product – Asia Asset Management Best of the Best Awards 2016 Best-in-Class, US ETF Commodities Precious Metals ETF – BENCHMARK Fund of the Year Awards 2016 Top Traded ETF – SGX Annual Awards 2016 Visit asia.spdrs.com/gldawards to learn more about GLD. State street global advisors SPDR FOR INVESTMENT PROFESSIONAL USE ONLY. NOT FOR USE WITH THE PUBLIC. SPDR Gold Trust (the “Trust”) is currently listed on the Stock Exchange of Hong Kong Limited (“SEHK”) and Singapore Exchange Limited (“SGX”). No action has been taken to permit an offering of Shares of the Trust other than those listed above. The Trust’s prospectus is available and may be obtained upon request from State Street Global Advisors Asia Limited and State Street Global Advisors Singapore Limited (Co. Reg. No: 200002719D, regulated by the Monetary Authority of Singapore) or can be downloaded from www.spdrgoldshares.com. Investors should read the prospectus of the Trust before deciding whether to purchase Shares. Shares in the Trust are not obligations of, deposits in, or guaranteed by, World Gold Trust Services, LLC, State Street Global Advisors or any of their affiliates. You may wish to seek advice from a financial advisor before making a commitment to purchase Shares. In the event that you choose not to seek advice from a financial advisor, you should consider whether the Trust is suitable for you. Investors have no right to request the sponsor to redeem their Shares while the Shares are listed. It is intended the holders of the Shares may only deal in their shares through trading on the SEHK and the SGX. Listing of Shares on the SEHK and the SGX do not guarantee a liquid market for the Shares, and the Trust may be delisted from the SEHK and the SGX. Nothing contained herein constitutes investment advice and should not be relied upon as such. Shares may fall or rise. Past performance is not indicative of future performance. The Trust has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling +852 2103 0288 (Hong Kong) or +65 6826 7555 (Singapore). Investing in commodities entail significant risk and is not appropriate for all investors. All forms of investments carry risks, including the risk of losing all of the invested amount. Such activities may not be suitable for everyone. The whole or any part of this work may not be reproduced, copied or transmitted or any of its content disclosed to third parties without SSGA’s consent. SPDR® is a registered trademark of Standard & Poor’s Financial Services LLC (S&P) and has been licensed for use by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by S&P, S&P Dow Jones Indices LLC, Dow Jones Trademark Holdings LLC, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index. © 2017 State Street Corporation. All Rights Reserved. IBGAP-3631. Exp. Date: 07/31/2018

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.